EXHIBIT 3.2

AMENDMENT TO BYLAWS

OF

CADIZ INC.

The bylaws of Cadiz Inc., a Delaware corporation, are hereby amended as follows:

1.	The Bylaws are hereby amended delete the text of Section 2.3 thereof in its entirety and insert the following in lieu thereof:

“a.        Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of preferred stock) (as the same may be amended or amended and restated, the “Certificate of Incorporation”), subject to the rights of the holders of any outstanding series of preferred stock, special meetings of stockholders, for any purpose or purposes, (i) may be called at any time and be held at, such date, time and place, if any, either within or without the State of Delaware, as may be designated solely by (A) the Chief Executive Officer, (B) the President or (C) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) and (ii) shall be called by the Board of Directors and be held at such date (which date shall be within ninety (90) days of the delivery of the written request of a Qualified Stockholder or Qualified Stockholders (as each is defined below) or such later date as shall be required to allow the corporation to comply with the Securities Exchange Act of 1934, as amended), time and place, if any, either within or without the State of Delaware, as may be designated by the Board of Directors, upon the written request of the stockholder or stockholders of record of the corporation holding not less than twenty percent (20%) in voting power of the then outstanding shares of capital stock of the corporation generally entitled to vote on the business for which such special meeting of stockholders is called (each of which such business must constitute a proper matter for stockholder action) (a “Qualified Stockholder” or “Qualified Stockholders,” respectively), delivered to the Secretary of the corporation at the principal executive offices of the corporation (x) not earlier than the thirtieth (30th) day following the date of any annual meeting of stockholders and (y) not later than the close of business on the ninetieth (90th) day prior to the date of any annual meeting of stockholders; provided, that such request is not revoked by written notice delivered to the Secretary of the corporation at the principal executive offices of the corporation at any time prior to the special meeting, in which case, the Board of Directors shall be entitled to cancel such special meeting notwithstanding that proxies in respect of the business for which such special meeting is called may have been received by the corporation.

b.         Notwithstanding the foregoing provisions of Section 2.3, if such Qualified Stockholder (or a qualified representative) does not or Qualified Stockholders (or their qualified representatives) do not, as applicable, appear at such special meeting of stockholders of the corporation to present such business, such (i) business shall not be considered or transacted at such special meeting, notwithstanding that proxies in respect of such vote(s) may have been received by the corporation and (ii) Chairman of the special meeting shall determine and declare to the special meeting that such business was not properly brought before such special meeting in accordance with the provisions of this Section 2.3 and shall so declare to such special meeting and such business shall not be transacted.

c.         The written request of such Qualified Stockholder or Qualified Stockholders contemplated by this Section 2.3 shall (i) state the purpose or purposes of the special meeting of stockholders and include (A) a brief description of the business constituting the purpose or purposes of such special meeting, (B) the text of any business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (C) the reasons for transacting such business at such special meeting and (D) any material interest in such business of such Qualified Stockholder or Qualified Stockholders, as applicable, and of each beneficial owner, if any, on whose behalf such request is made, (ii) the name and address of such Qualified Stockholder or Qualified Stockholders, as applicable, as they appear on the corporation’s books, and of each beneficial owner, if any, on whose behalf such request is made, (iii) the class, series and number of shares of capital stock of the corporation which are owned beneficially and of record by such Qualified Stockholder or Qualified Stockholders, as applicable, and each beneficial owner, (iv) a representation that such Qualified Stockholder is a holder or Qualified Stockholders are holders, as applicable, of record of shares of capital stock of the corporation entitled to vote at such special meeting and such Qualified Stockholder (or a qualified representative) intends or Qualified Stockholders (or their qualified representatives) intend, as applicable, to appear in person or by proxy at such special meeting to propose such business and (v) a representation as to whether such Qualified Stockholder or Qualified Stockholders, as applicable, or each beneficial owner, if any, intends or is part of a group which intends to (A) deliver by proxy statement and/or form of proxy to holders of at least the percentage of the outstanding shares of capital stock of the corporation required to approve or adopt the or business constituting the purpose or purposes of such special meeting and/or (B) otherwise solicit proxies from stockholders of the corporation in support of such business.

d.         Except as provided in the first sentence of this Section 2.3, special meetings of stockholders may not be called by any other person or persons.  Any special meeting of stockholders may be adjourned or postponed by action of the Board of Directors or, in the case of a special meeting called pursuant to clauses (A) or (B) of subsection a(i) of this Section 2.3, by the person calling the special meeting at any time in advance of such special meeting.  Business transacted at any special meeting of the stockholders shall be limited to the purposes stated in the notice.”

[Signature Page Follows]

The foregoing Amendment to the Bylaws of Cadiz Inc., a Delaware corporation, was duly adopted by its Board of Directors on July 12, 2022.

/s/ Stanley E. Speer
Name:	Stanley E. Speer
Title:	Secretary